Hooper Holmes, Inc.
2010 First Quarter Financial Results Conference Call
May 7, 2010

Operator:  Good day ladies and gentlemen, thank you for standing by.  Welcome to the Hooper Holmes 2010 First Quarter Financial Results Conference Call.  During today’s presentation all parties will be in a listen-only mode.  Following the presentation the conference will be opened for questions. If you have a question please press the star, followed by the one on your touch-tone phone.  Please press star, zero for operator assistance at any time.  And for participants using speaker equipment, you will need to lift the handset before making your selection.  This conference is being recorded today, Friday, May 7, 2010.

I would now like to turn the conference over to Mr. Andrew Berger of SM Berger and Co.  Please go ahead sir.

Andrew Berger:  Thanks Alyssa.  On behalf of the management of Hooper Holmes, we are extremely pleased that you have taken the time to participate in our conference call, and thank you for joining us to discuss the company’s 2010 first quarter financial results and business outlook.

Before I introduce management, I would like to remind everyone that certain statements made during the course of this conference call, especially those that state management’s intentions, hopes, beliefs, expectations or predictions for the future are forward-looking statements.  It is important to remember that the company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company’s annual report on Form 10-K, copies of which may be obtained by contacting either the company or the SEC.

By now you should have received a copy of the news release which was issued this morning before the market opened.  If you have not received a copy please call me, Andrew Berger, at 216-464-6400 and I will send a copy to you.

Participating in the call today are Roy Bubbs, Hooper Holmes President and Chief Executive Officer, and Michael Shea, Senior Vice President, Chief Financial Officer, and Treasurer.

At this time I will turn the call over to Roy.  Roy?

Roy Bubbs:  Thank you, Andy, and good morning, everyone, and thank you for joining us today as we report our progress at Hooper Holmes.

I will cover three points in my prepared remarks and then turn the call over to Mike Shea who will take you through our first quarter results and then we’ll open the call up for questions.  The points I will cover in the call are, first the steps we’re taking in our core business to pursue our goal of 5% profitability.  Second, the continued growth we expect in our Health and Wellness business and third our outlook for the year.

As you are aware the insurance industry has not had an economic rebound yet.  Our financial results announced this morning show a revenue decline of 12% for the first quarter offset by our actions at reducing costs.  During the quarter we improved gross margins by 50 basis points and reduced our SG&A 15% year over year.  Importantly, we were cash flow positive for the first quarter and all of 2009.  Our cash position increased to 17.7 million, a considerable improvement over prior years of limited and declining cash.

We’re obviously disappointed with our $700,000 loss.  Included in this loss is an accelerated depreciation cost of approximately $500,000 for our legacy branch ordering system, which will end in the third quarter of this year.  While less than our loss of 1.8 million in the first quarter of 2009, it’s still unacceptable.

Our Portamedic, Heritage Labs and Health and Wellness units were profitable in the first quarter. However, our Hooper Holmes Services unit generated a loss of 1.3 million in Q1 and its performance, especially in one of its service lines, was disappointing. If the Services unit had been break-even for the quarter we would have been profitable in Q1.

So while we’re off to a challenging start to the year, we know what we have to do.  We have an action plan to address those challenges and we have already implemented much of it.  The first step we are taking to achieve our goals involves stopping the loss in our Services unit.  Our medical records collection service lost money in the first quarter due to fewer orders generated, less revenue, and unacceptable high costs.  We have made significant cost reductions and progress-- process improvements in this operation, and we expect to be profitable which will greatly reduce our losses no later than Q4 of this year.

Overall we are encouraged that revenues in the Services division appear to have hit bottom in February and have begun to improve.  Our underwriting service revenue grew in March and April as two large accounts began to increase volume.  In addition, four mid size carriers have outsourced their new business process to us.  We expect to complete thousands of new cases for these companies this year.

Our tele-interview business also grew in March and April.  We are now bringing new accounts on-line.  We expect these new accounts also to provide thousands of additional new cases for the year.

Our Services business is strategically important to us because the tele-interview and medical records services we deliver also generate additional exam business for Portamedic and additional tests for Heritage Labs.

We are profitable in both our core Portamedic business and in Heritage Labs and are taking further steps to stop the revenue decline and increase profitability in Portamedic and the Labs.  The revenue decline in these two units was caused by several factors.

A portion of our insurance business has been affected by seven large carriers.  These carriers changed their pricing and market focus at the end of 2009, which made them less competitive. Less business for them meant less exam and lab business for us.  The economy was another negative factor as continued high unemployment has reduced the consumer confidence and resulted in fewer people applying for life insurance.

Finally, we estimate lost revenues of approximately $2 million due to unusual severe winter weather conditions.  We note that other companies involved in our industry have reported similar impact from winter storms which kept people from health services and laboratory testing.  Those same storms kept agents from selling and people from getting paramedical exams and lab tests for life insurance.

We expect to improve top line revenue at Portamedic by conducting more Medicare Advantage and other new health related screenings.  This is another reflection of our drive to expand beyond the insurance industry.  We expect to be performing thousands of new Medicare Advantage and health plan exams by the end of the second quarter at rates that are higher than the traditional insurance exams.

Portamedic is also expecting increased exam orders from at least two large insurance carriers, and Portamedic is also executing plans to increase annual revenues from its broker and Portamedic Direct channels.  We therefore expect to see an improvement in Portamedic revenues in the second quarter.

At Heritage Labs we have signed agreements with two major re-insurers regarding our bio-statistical research.  We are now developing co-marketing agreements on our mortality data.  We expect to see an increase in specimens tested at Heritage Labs as we help life insurance companies develop new preferred criteria, Portamedic unit volumes improve, and as new tele-interviewing accounts at our Services unit ramp-up.

We will also continue our aggressive focus on controlling and reducing costs in order to achieve our profitability goals.  We can— we believe we now have improved flexibility to further adjust our costs as our revenues fluctuate and achieve the targets our Board has set and our shareholders legitimately expect.

We are also making significant progress through strategic initiatives to streamline our business, increase the speed and accuracy of our core Portamedic services, and roll out more compelling offers to our major customers.

Last week we introduced iParamed, a new platform that transforms— transforms the way health information is collected and reported.  We believe it will give us a competitive advantage in our insurance business as well as our growing health and wellness operation.  Today life insurance applications and paramed exams are still completed largely on paper and eventually faxed to underwriting.  Our iParamed platform changes all that.  Our new computerized system is set up so examiners will not miss gathering the right data, misspell doctors or drug names, or have to print and fax forms to different places.  In fact, nothing has to be faxed or printed.  The potential benefit to our customers is huge.  An average insurance company spends about $500 to underwrite a case.  We believe we can deliver better, automated, quality information faster, and cut that cost in half.  Our approach to reduce the total cost of underwriting makes our iParamed e-Exam different from anything else in the market.  Our platform requires no upfront costs, no change in our customer’s IT systems to get started.  We believe this is something only Hooper Holmes can offer because of our deep knowledge of our customer’s operations and our current connections with their systems.  Several large customers have already told us that they will only be doing business with electronic exam providers in the future.  We have three insurance companies in our first roll-out including one who said “No” to our competitors but “Yes” to us.  We also have large brokers supporting our initiative.  A total of ten insurance companies have asked to participate in our launch.  We believe the only way you can get a competitive advantage is to build it yourself.  That’s why we developed our e-Exam.  Our e-Exam has also been designed to complement the existing IT and Examiner Portal we have built in our Health and Wellness business.

During the quarter we marked a number of milestones in our Health and Wellness business.  One of our largest customers, Healthways, named us Vendor of the Year in March.  A new customer, US Preventive Medicine, chose us to support their customer employer group programs to reduce health risks.

Hooper Holmes Health and Wellness is a seasonal business.  For the first quarter we were up 6% year over year.  But this does not reflect our expectation.  Since first quarter ended, we have signed four new contracts and expect to sign three more in the next few weeks.  We believe that our Health and Wellness business will be up over 25% for the full year of 2010.  As you know our Health and Wellness business provides end-to-end screening services.  Our strategy is to expand the addressable market for our services by developing new offers that improve outcomes and reduce health costs.  Last month we made progress towards this goal by launching Diabetes Know Now; a health awareness platform to combat diabetes.  It combines an on-line risk assessment and an at-home diabetes test kit manufactured and sold by Heritage Labs.  People can gauge their risks for having or developing diabetes by completing a quick, easy 17 question diabetes risk assessment.  People at high risk for diabetes will be offered an at home test kit.  We believe Diabetes Know Now is a novel and efficient way to target diabetes screenings.  Instead of having to complete blood tests on an entire population we can now improve the efficiency and effectiveness of our customer’s programs by only completing blood tests on targeted groups that are at the highest risk for diabetes.  We were proud to launch this program with Blue Cross and Blue Shield of Kansas City, as part of their community campaign to combat diabetes.  They are the largest health insurance provider in the Kansas City area reporting more than 1 million members.  Our platform is available on their website, bluekc.com.  In the weeks ahead you will see us bring Diabetes Know Now to more organizations and communities.

We also have several other initiatives underway to expand the addressable market for our health related services.  We are prototyping new local screening services with examiners.  We are supporting clinical trials as well as clinical research.  We are developing new services to reduce hospital re-admissions.  What ties all these initiatives together is our drive to improve outcomes and reduce health costs.

Now let me turn— Mike— let me turn this over to Mike for the numbers.

Michael Shea:  Thank you, Roy, good morning, everyone.  For the first quarter 2010, our consolidated revenues decreased 12% to 41.9 million, compared to 47.4 million in the first quarter of 2009.

Our net loss for the quarter was 0.7 million or $.01 per share, compared to a net loss of 1.8 million or $.03 per share in the prior year period.  Our first quarter net loss includes 0.1 million of restructuring charges while our prior year loss includes 0.2 million related to restructuring.

As for revenues in the first quarter, our Portamedic revenues decreased approximately 11% to 31.1 million.  This revenue decline is the result of a reduction in paramedical exams competed of approximately 10%, along with a 2% reduction in revenue per exam in comparison to the prior year period.

Heritage Labs revenues totaled 2.8 million in the first quarter,  a decline of 13% from the prior year, primarily due to reduced demand for our lab testing services and specimen collection kits.

Revenues for our health and wellness business were up in comparison to the prior year, increasing approximately 6% to 2.5 million in the first quarter of 2010, while our Hooper Holmes Services revenues decreased 20% to 5.4 million, primarily resulting from reduced demand for our outsourced underwriting services along with the decline in our medical records collection services.

Our gross margin for the first quarter of 2010 was 26.6% compared to 26.1% in the prior period, representing a margin improvement of approximately 50 basis points on a year over year basis.

As for selling, general and administrative expenses, SG&A on a consolidated basis totaled 11.7 million in the first quarter, a decrease of approximately 2.1 million or 15% from the prior year period.  This reduction in SG&A is primarily a result of cost reduction actions implemented during the past several quarters.

Regarding our balance sheet, working capital at March 31, 2010 was 30.7 million including 17.7 million in cash and cash equivalents and no debt outstanding.  Accounts receivable totaled 21.8 million with day’s sales outstanding of 47 days.  Regarding cash flows, cash provided by operations approximated 1.9 million in the first quarter of 2010.  Capital expenditures for the quarter approximated 0.6 million.

And with that I’ll turn the call back to Roy.

Roy Bubbs:  Thanks, Mike.  Looking ahead, we expect to be profitable in Q2 and profitable for the balance of the year.  Across our businesses we are taking the necessary steps to pursue our 5% profitability goal.  We expect over 25% growth in our current Health and Wellness business.  We are working to expand our addressable health care market opportunities and grow new revenue.  Over the next two years our strategic direction is to broaden our revenue base and build new profitable health information businesses to complement existing services.

The vast majority of our investments have already been made.  Strategic initiatives already completed include: building a centralized scheduling system that allows us to schedule and complete medical exams for our clients in under six days;  achieving a leadership position in bio-statistical research, subsequently validated by our major re-insurers, which enables more competitive preferred criteria with improved overall mortality; developing innovative disease risk scores providing a more efficient and cost effective means to accurately classify applicants and generate lab tests; developing the examiner portal, a strategic advantage for our Health and Wellness business that automates examiners’ training, certification, and scheduling; developing Diabetes Know Now, a program combining an on-line diabetes risk assessment and at home test kit manufactured and sold by Heritage Labs; and developing our iParamed e-Exam platform to transform the exam process by generating a digital case file that improves the value of the exam results and significantly reduces our clients’ total cost of underwriting.

We will leverage our infrastructure and these assets to create new sources of revenue.  Our long term vision and strategic plans are to build upon our strengths and to expand into new markets aligned with health care trends and reform.  We believe that the increasing focus on evidence based medicine, patient centered medical homes, tele-medicine application, product care management, disease prevention, and improved care delivery play into Hooper Holmes unique strengths.

Before I take your questions I would again like to underscore the various governance changes our Board has approved.  These include de-classifying the Board so that all directors will be elected annually by the shareholders, and streamlining the process by which shareholders can vote on certain major corporate transactions.  The Board has recommended that our shareholders approve these changes to our Certificate of Incorporation, as our recent proxy material explained in detail.  Also, the Shareholders Right Plan, a so called Poison Pill, will be allowed to expire in June ’10 and will not be replaced.

In summary, we are generating cash, we have no debt, and we are aggressively pursuing our goal of 5% profitability that our Board has set and our shareholders expect.  We are recommending further shareholder-friendly policies and we will implement a variety of strategic initiatives all focused on increasing shareholder value.

And now, let’s get to your questions.

Operator:  Thank you sir.  We will now begin the question and answer session.  As a reminder, if you have a question please press the star, followed by the one on your touch-tone phone.  If you would like to withdraw your question please press the star, followed by the two.  And if you’re using speaker equipment, you will need to lift the handset before making your selection.

Our first question is from the line of Kevin Taylor with AG Edwards.  Please go ahead.

Kevin Taylor:  Good morning Michael, good morning Roy.

Roy Bubbs:  Good morning.

Michael Shea:  Good morning Kevin.

Kevin Taylor:  Yes, a couple things.  I have two questions specific to the Portamedic division.  Could you give me a little more color— in listening to your comments about revenue declination quarter over quarter, most of the comments seem sort of market driven, are— what’s the competitive landscape out there, do you have any visibility on that and are companies growing within the Portamedic's base?

Roy Bubbs:  Well, you know I— I— there’s no public information that can give me a definitive answer to that, but I can tell you that examiners are calling us frequently who— who work with our competitors asking for more testing because exams are down from their current source.  I can tell you that as recently as a week or so ago I was out in the marketplace and in that local— one of our competitor’s offices called and asked if there was any jobs because they were closing their office down in that particular market place and so I— I believe that our competitors across the board are feeling the same market downturn as we are.

Kevin Taylor:  So you— you’d— I mean your characterization would be that all the major Paramed companies are kind of rising and falling in the same tide?

Roy Bubbs:  I would— I would say reasonably true to that.  I you know, at any given time, it might be a little different from one to another but I believe we’re all feeling the same thing.

Kevin Taylor:  Yes now, the other— the other question I had about Portamedics, is I saw a news feature recently on Fox News about a life insurance exam privacy security breech in St. Louis, was that related to you guys?

Roy Bubbs:  We’ve done business with that firm in the past, we don’t know if it has anything specifically to do with us at this point.

Kevin Taylor:  Okay.

Roy Bubbs:  We— we have followed up on it and I have nothing definitive to tell you about it today.

Kevin Taylor:  Yea.

Roy Bubbs:  But we have done— we have done business with that firm in the past.

Kevin Taylor:  Okay, it looked like some of the forms had Portamedic on it and their website said, they were partners as Portamedic Direct Branch 98.  Is that what you guys figured out?

Roy Bubbs:  Well that’s what we know right now.

Kevin Taylor:  Yes.  Is there any exposure for shareholders based on the relationship and that breech, do you think?

Roy Bubbs:  We don’t anticipate any.

Kevin Taylor:  I mean it— it seemed like they had a whole dumpster full of life insurance applications with you guys— with Portamedic’s name on some of the forms, so obviously that would be concerning I would think?

Roy Bubbs:  I’m not sure that’s 100% true, but—

Kevin Taylor:  Okay.

Roy Bubbs:  —but I— I can tell you we are all for─ anytime any— any breach of confidentiality is out there we’re— we’re on it immediately.

Kevin Taylor:  So there’s a specific policy or process which gets deployed when something like this happens, and you guys have deployed that process?

Roy Bubbs:  Yes, we have a— a complete process if anything like this happens ever.  We don’t stop and think we just move forward.

Kevin Taylor:  Okay, so if it was— if there was a breach and— and applicants that were involved with Portamedic were involved in that then those applicants, what would they be advised that their information was out in a dumpster or how does— how does that happen?

Roy Bubbs:  I’m not going to go through the specific process at this time—

Kevin Taylor:  Okay.

Roy Bubbs:  — but we have a complete process that we work with our insurance customers, our insurance companies, and a well documented process that we would work with them on behalf of protection and support of their customer base.

Kevin Taylor:  Okay, thanks Roy.  Thanks Michael.

Michael Shea:  Thank you.

Operator:  And ladies and gentlemen, if you would like to ask a question please press the star, followed by the one at this time.  To withdraw your question please press the star, followed by the two.  And if you are using speaker equipment you will need to lift the handset before making your selection.

One moment please.

And gentlemen I show no further questions, thank you.  Please continue.

Roy Bubbs:  Well I want to thank everybody for their time today and wish everyone a good summer months that are coming up and once again thank you for your time.  Have a great day.  Bye Bye.

Operator:  Ladies and Gentlemen this concludes the Hooper Homes 2010 First Quarter Financial Results Conference Call.    This conference will be available for replay after 1:00 PM Eastern Standard time today through May 14, 2010 at midnight.  You may access the replay system at anytime by dialing 1-800-406-7325 or 303-590-3030 and entering the access code 4289300.

Thank you for your participation.  You may now disconnect.